EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 18, 2011 with respect to the consolidated financial statements included in the Annual Report of Oxford Resource Partners, LP on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statement of Oxford Resource Partners, LP on Form S-8 (File No. 333-168454, effective August 2, 2010), and to the use of our name as it appears under the caption “Experts” in said Registration Statement.
/s/ GRANT THORNTON LLP
Cleveland, Ohio
March 18, 2011